Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into by Kenneth A. Tassey, Jr. for himself, his heirs, dependents, beneficiaries, executors, administrators, successors, assigns and anyone acting on his behalf (collectively  referred to in this Agreement as “Executive”) and Boston Therapeutics Inc. and its affiliates and successors (“BTI” or “Employer”).  The Agreement shall be effective as of its execution and delivery by both Executive and BTI (the “Effective Date”).  The general release of claims included in this Agreement is the release contemplated by Section 6(f) of the Employment Agreement, as such term is defined below.

SECTION ONE:   Employment and Termination.

Executive resigns as an officer, director and employee of BTI, effective on June 30, 2014 (the “Termination Date”), thereby terminating his employment under the Employment Agreement dated August 11, 2011, as amended (the “Employment Agreement”).  Executive’s service as the President of BTI shall cease of the Termination Date; and thereafter the Executive shall no longer perform duties for, hold any position with, or in any capacity serve, BTI. BTI and Executive hereby waive the 20 day prior notice of termination requirement set forth in Section 6(g) of the Employment Agreement.

Upon the Termination Date, BTI will pay or provide Executive the following amounts and benefits:

(a)           payment of Executive’s current base salary earned through the Termination Date, less applicable withholdings and deductions; and

(b)           reimbursement for out of pocket expenses paid or incurred by Executive in the performance of his duties, against delivery by Executive of receipts or other appropriate evidence of such expenses.

Except as otherwise provided in this Agreement, following the Termination Date, BTI shall have no further obligations to Executive and Executive shall not represent himself to be an officer or employee of BTI or take any action which may bind BTI with regard to any customer, supplier, vendor or any other party with whom Executive has had contact while performing duties as an officer and employee of BTI, or otherwise.

Executive agrees to maintain in strict confidence the terms of this Agreement and to refrain from disclosing or making reference to its terms except as required by law or with Executive’s accountant or attorney; provided that any such individual agrees to keep this Agreement strictly confidential.  Executive also agrees to strictly abide by all of his obligations under this Agreement and the Employment Agreement (or obligations referenced therein), as modified by this Agreement.  If (i) Executive or his accountant or attorney violates the confidentiality obligations of this paragraph, or (ii) Executive, directly or indirectly, violates his  obligations under this Agreement or the Employment Agreement (or obligations referenced therein) as modified, BTI reserves the right, in its sole and absolute discretion, (x) to terminate Executive’s employment for Cause pursuant to Section 6 of the Employment Agreement, and (y) not provide the Severance Benefits described  in Section TWO below.  This paragraph will not limit the Employer’s rights and remedies set forth in other sections of this Agreement.

SECTION TWO:   Consideration.

If Executive abides by all obligations under the Employment Agreement, as modified by this Agreement, through the Termination Date and thereafter, then on the conditions that (i) on or within twenty-one (21) days after the Termination Date Executive signs, dates and returns this Agreement to Anthony Squeglia, Chief Financial Officer of BTI, and (ii) Executive does not revoke this Agreement as provided in Section ELEVEN, Executive and BTI agree as follows:

(a)           BTI will continue, for a period ending [180] days after the Termination Date, to provide Executive with health care and other benefits that it provides its executives, as the same benefits may be modified over time; and

(b)           For a period ending [180] days after the Termination Date or such earlier date that Executive commences full time employment, BTI will continue to pay Executive’s salary in accordance with its normal payroll practices, subject to customary withholding.

SECTION THREE:  Acknowledgments and Covenants.

(a)           Executive acknowledges that he will ensure that all business expenses for which he may be entitled to reimbursement under BTI’s expense reimbursement policy are documented and submitted for approval within fifteen (15) days after the Termination Date.

(b)           Executive acknowledges that BTI shall make all necessary withholdings and deductions required by law from the payments described herein.

(c)           Executive acknowledges that as of the Termination Date, in accordance with BTI’s normal payroll and expense reimbursement practices, BTI has paid all sums owed to Executive, including, but not limited to, all salary, bonus, business expenses, allowances, vacation pay and other benefits and perquisites as a result of Executive’s employment with BTI and/or Executive’s termination of employment with the BTI. BTI will handle disposition of these expenses in accordance with its expense reimbursement policy.  Executive also acknowledges that in the absence of this Agreement, Executive would not be entitled to, among other things, the consideration specified in Section TWO above.

(d)           Executive acknowledges that the Employer has satisfied its obligations under  Executive’s Employment Agreement and that Executive is not eligible for any severance pay or benefits under any Employer-sponsored severance plan, program or policy, except as provided herein.

(e)           Executive acknowledges that (i) he has received any leaves (paid or unpaid) to which he was entitled during his employment and BTI has not denied or interfered with his ability to request or take such leaves; (ii) Executive has not complained and is not aware of any activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by BTI; (iii) Executive has shared all facts and information in his possession with BTI’s Chief Financial Officer, Chief Executive Officer, Board of Directors and Audit Committee relating to or which may reasonably be expected to relate to the preparation and presentation of BTI’s quarterly and annual financial statements and its internal controls and procedures; (iv) Executive has been equitably compensated and not adversely affected by a discriminatory compensation decision or other discriminatory practice including any claim that compensation, payments or benefits received up to the date of this Agreement were reduced because of discrimination based on gender, race, national origin, age, or disability, and any complaints concerning compensation have been handled in good faith by the Company; (v) Executive has not been subject to any retaliation or any other form of adverse action by the Company for any action taken as an officer, director and employee of BTI or resulting from Executive’s exercise of or attempt to exercise any statutory rights recognized under international, federal, state or local law; (vi) Executive has not filed or caused to be filed any complaints, suits, actions, charges, claims and/or proceedings relating to or arising out of his employment including, without limitation, any external complaint, claim, charge, action or proceeding against BTI in any jurisdiction or forum including without any complaint that might fall under any federal or state whistleblower protection act; and (vii) Executive has not suffered any on-the-job injury for which he has not already filed a claim.

(f)  Executive covenants and agrees that, during the two (2)-year period commencing on the Termination Date, he will (i) agree to and accept any lock-up or similar agreement that may be requested or required in connection with any registered offering or private placement of BTI’s equity securities, in each case on the same terms as other executives or significant shareholders may be required to agree to and accept, and (ii) not sell, under Rule 144 or otherwise, more than 25,000 shares of BTI common stock in any month or more than 7,500 shares of BTI common stock in any week; provided, however that after the first anniversary of the Termination Date, the monthly limit on sales of common stock shall be the greater of 25,000 shares or five percent of BTI’s average monthly trading volume, and the weekly limit shall be the greater of 7,500 shares or seven and one-half (7.5) percent of BTI’s average weekly trading volume.

SECTION FOUR:  General Release.

In exchange for the consideration in Section TWO above, Executive agrees to release and discharge BTI and its successors, predecessors, or otherwise related companies, and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers and employee benefit programs of any of them, and their agents and insurers (collectively, referred to in this Agreement as the “Company”) from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Company related to Executive’s employment with and/or separation from employment BTI and/or any other occurrence up to and including the date of this Agreement, including but not limited to:

(a)           claims, actions, causes of action or liabilities arising under international, federal, state or local laws, statutes, constitutions, regulations, rules, ordinances, or orders, including, but not limited to the Employee Retirement Income Security Act of 1974, other than Executive’s non-forfeitable rights to accrued pension benefits or other like benefits; Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1866, 1964 and 1991; the Americans With Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Rehabilitation Act of 1973; the Worker Adjustment Retraining and Notification Act; the National Labor Relations Act; the Occupational Safety and Health Act of 1970; the Equal Pay Act of 1963; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Sarbanes-Oxley Act; any New Hampshire Fair Employment Practices Acts or Regulations; the Fair Labor Standards Act; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the New Hampshire Civil Rights Act and any similar New Hampshire law concerning equal rights; the New Hampshire Minimum Fair Wages Statute and any New Hampshire statute or regulations concerning payment of wages; and (v) any other common law or claim, including for any attorney’s fees, arising prior to or at the time of the signing of the Agreement, whether known or unknown.

(b)           claims, actions, causes of action or liabilities arising under any other international, federal, state, municipal or local statute, law, ordinance, regulation, constitution or executive order; and/or

(c)           any other claim whatsoever including, but not limited to, claims for severance pay, claims for money, compensation or salary/wages/commissions/bonus, claims for expense reimbursement, damages, costs, fees, or other expenses, claims for vacation/sick pay, claims based upon breach of contract (including, but not limited to, breach of the Employment Agreement), wrongful termination, defamation, tort, personal injury, intentional harm, indemnification, invasion of privacy, defamation, retaliation, fraud, misrepresentation, infliction of emotional distress, unjust enrichment, quantum meruit, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever relating to Executive’s employment with and/or separation from employment with the Employer or other common law or tort causes of action.

This Release does not apply to any claims arising solely after the execution of this Agreement or to any claims arising from a breach of this Agreement.  This is a GENERAL RELEASE and any reference to specific claims arising out of or in connection with employment and/or its termination is not intended to limit the release of claims.  The Release means that the Executive is releasing, remising and discharging the Company from and with respect to all claims, whether known or unknown, asserted or unasserted, and whether or not the claims arise out of or in connection with employment and/or its termination, or otherwise.

SECTION FIVE:  No Claims or Lawsuits/Covenant Not To Sue.

Executive understands that a “covenant not to sue” is a legal term which means Executive is promising not to file a lawsuit in court.  It is different from the General Release of claims contained in Section FOUR above because, in addition to waiving and releasing the claims covered by Section FOUR above, Executive further agrees never to sue the Company or become party to a lawsuit in any forum for any reason, including but not limited to claims of any type or based on any laws or theories whatsoever covered by the General Release language in Section FOUR above.  Notwithstanding this covenant not to sue, Executive may bring a claim or lawsuit to enforce this Agreement.

Nevertheless, this Agreement does not prevent Executive from (i) filing a charge of discrimination with the Equal Employment Opportunity Commission; (ii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; (iii) filing a charge or cooperating with any other agency that investigates charges on behalf of the public; or (iv) testifying in any cause of action when required to do so by law.  However, Executive waives Executive’s right to recover any damages, attorneys’ fees, or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on Executive’s behalf.

SECTION SIX:  No-Hire and Confidentiality.

(a)           No-Hire.  For the period of twenty-four (24) months after the Termination Date, Executive shall not, either on Executive’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of or engagement by BTI any person who is then an employee, officer, agent or contractor of BTI or who was an employee, officer, agent or contractor of BTI within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave BTI.

(b)           Confidentiality.

(i)           Following the Termination Date, Executive shall hold all Confidential Information of BTI in a fiduciary capacity, and shall not take any action that would constitute or facilitate the Unauthorized use or disclosure of Confidential Information.  Executive further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Confidential Information and to prevent Unauthorized persons or entities from obtaining or using Confidential Information.  The terms “Confidential Information” and “Unauthorized” shall have the meanings set forth in Sections SIX(b)(ii) and (iii) of this Agreement, respectively.

(ii)           As used in this Agreement, the term “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, owned, developed or possessed by BTI, its parents, subsidiaries or affiliates, their respective predecessors and successors, whether in tangible or intangible form, that is not generally known to the public.  Confidential Information includes, but is not limited to, (1) financial information, (2) products, (3) product and service costs, prices, profits and sales, (4) new business ideas, (5) business strategies, (6) product and service plans, (7) marketing plans and studies, (8) forecasts, (9) budgets, (10) projections, (11) computer programs, (12) data bases and the documentation (and information contained therein), (13) computer access codes and similar information, (14) manufacturing or software ideas, (15) know-how, technologies, concepts and designs, (16) research projects and all information connected with research and development efforts, (17) records, (18) business relationships, methods and recommendations, (19) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (20) training manuals and similar materials used by the Company in conducting its business operations, (21) skills, responsibilities, compensation and personnel files of Company employees, directors and independent contractors, (22) competitive analyses, (23) contracts with other parties, and (24) other confidential or proprietary information that has not been made available to the general public by BTI’s senior management.

(iii)           As used in this Agreement, the term “Unauthorized” shall mean:  (1) in contravention of BTI’s policies or procedures; (2) otherwise inconsistent with BTI’s measures to protect its interests in the Confidential Information; (3) in contravention of any lawful instruction or directive, either written or oral, of a BTI employee empowered to issue such instruction or directive; (4) in contravention of any duty existing under law or contract; or (5) to the detriment of BTI.

(iv)           In the event that Executive is requested by any governmental or judicial authority to disclose any Confidential Information, Executive shall give BTI prompt notice of such request (including by giving BTI a copy of such request if it is in writing), such that BTI may seek a protective order or other appropriate relief, and in any such proceeding Executive shall disclose only so much of the Confidential Information as is required to be disclosed.

(c)           Representations, Warranties and Acknowledgements.

(i)           Executive acknowledges that (1) BTI considers Confidential Information to be commercially and competitively valuable to BTI and critical to its success; (2) Unauthorized use or disclosure of Confidential Information would cause irreparable harm to BTI; and (3) by this Agreement, BTI is taking reasonable steps to protect its legitimate interests in its Confidential Information.

(ii)           Executive also acknowledges that, as of the Termination Date, he has not engaged in any conduct that violates the obligations contained in Sections 8 or 9 of the Employment Agreement.

(d)           Remedies.  In the event of breach or threatened breach by Executive of any provision of Section SIX hereof, BTI shall be entitled to obtain (a) temporary, preliminary and permanent injunctive relief, in each case without the posting of any bond or other security, to prevent breach or threatened breach, (b) damages and an equitable accounting of all earnings, profits and other benefits arising from such breach or threatened breach, (c) repayment of any monies paid to Executive pursuant to this Agreement, including all Severance Benefits except for the amount of $1,000, which Executive will be entitled to retain, and (d) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which BTI may incur as a result of said breach or threatened breach.  BTI may pursue any remedy available, including declaratory or injunctive relief, concurrently or consecutively, in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

(e)           Modification.  Executive specifically acknowledges and agrees that the purpose of the restrictions contained in this Section SIX of the Agreement is to protect the Employer from unfair competition, including improper use of the Confidential Information (as defined above) by Executive and others, and that the restrictions and covenants contained herein are reasonable with respect to both scope and duration of application.  Notwithstanding the foregoing, if any court determines that any of the terms contained in this Section SIX of the Agreement are unreasonable, invalid or unenforceable, the court may interpret, alter, amend or modify any or all of the terms to include as much of the scope, time period and intent as will render the restrictions enforceable, and then, as modified, enforce the terms.

SECTION SEVEN:   Non-Admission of Liability.

This Agreement shall not in any way be construed as an admission by the Company or the Executive of any acts of wrongdoing whatsoever against any entity or person.  The Company and the Executive specifically disclaim any liability to or wrongdoing against any entity or person.

SECTION EIGHT:   Consequences of Executive’s Violation of Agreement.

(a)           Except as otherwise provided herein, if Executive breaches Section FIVE of this Agreement by filing or refusing to dismiss a complaint, charge, grievance, arbitration, or lawsuit based on Claims that Executive has released, Executive will pay for all costs, fees and expenses incurred by any person Executive complains against or sues in violation of this Agreement in defending against Executive’s Claim, including, without limitation, reasonable attorneys’ fees.

(b)           If Executive violates any of the obligations set forth in the Employment Agreement, as modified by this Agreement, or Section SIX of this Agreement, or makes a false representation under this Agreement, (i) BTI, in its sole and absolute discretion, may not provide or make available the consideration set forth in Sections TWO of this Agreement, (ii) BTI’s obligation to pay any Severance Benefit under Section TWO of this Agreement shall immediately cease and BTI shall make no further payments to Executive, (iii) Executive shall immediately repay to BTI all of the payments Executive received under Section TWO of this Agreement, and (iv) BTI shall also be entitled to any or all remedies set forth in Section SIX(d) of this Agreement.  Furthermore, if Executive refuses to repay the Severance Benefits under Section TWO of the Agreement and BTI is forced to initiate litigation to recover those monies, Executive shall pay BTI its attorneys’ fees and costs incurred in enforcing this Agreement.

SECTION NINE:   Nondisparagement.

Executive agrees that he shall not disparage BTI, any of its products or practices, any of its respective directors, officers, employees or affiliates, either orally or in writing, at any time.  BTI will use reasonable efforts to instruct BTI senior officers to not disparage Executive, either orally or in writing, at any time.  Nothing in this Section NINE shall limit the ability of the Executive or the Company to provide truthful testimony as required by law or any judicial or administrative process.

SECTION TEN:   Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Executive and Executive’s heirs, administrators, representatives, executors, parents, successors, divisions, affiliates, and assigns.

SECTION ELEVEN:  Consultation with Attorney.

Executive is encouraged to consult with an attorney of his choice at his own expense prior to signing a copy of this Agreement and acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement. Executive may sign and return this Agreement prior to the end of the 21-day period, but is under no obligation to do so.  Executive is further advised that he may revoke the Agreement within seven (7) days after its signing.  Any such revocation must be made in writing and be received by Anthony Squeglia, Chief Financial Officer of BTI, within the seven (7) day revocation period.  The General Release contained herein is intended to comply with the Older Workers Benefit Protection Act of 1990 (the “OWBPA”) with regard to Executive’s waiver of rights under the ADEA.  Executive therefore acknowledges and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he has been given a reasonable time within which to consider this Agreement, and that he is voluntarily entering into this Agreement.

SECTION TWELVE:  Internal Revenue Code Section 409A.

To the extent Executive is a “specified employee” as that term is defined in Internal Revenue Code Section 409A and to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A), and to the extent required by Code Section 409A, no payment due under this Agreement may be made until the earlier of (i) the first (1st) day following the six (6) month anniversary of the Termination Date, or (ii) Executive’s date of death.  Any payments delayed during this six (6) month period shall be paid in the aggregate in a lump sum as soon as administratively practicable following the six (6) month anniversary of the Termination Date.

Further, for purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Agreement shall be considered a “separate payment.”  Each such payment shall be deemed exempt from Code Section 409A to the full extent possible under the “short-term deferral exemption” of Treasury Regulation §1.409A-1(b)(4) and (with respect to amounts paid no later than the last day of the second (2nd) calendar year following the calendar year containing the Executive’s Termination Date) the “two-years/two-times” separation pay exemption of Treasury Regulation §1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

SECTION THIRTEEN:   Entire Agreement.

This Agreement and the Employment Agreement, as modified by this Agreement, set forth the entire agreement between the parties and fully supersedes any and all prior oral or written agreements or understandings between the parties pertaining to the subject matter of this Agreement.  This Agreement can be modified, amended or revoked only by express written consent signed by both Executive and a duly authorized officer of BTI.  Executive acknowledges that in executing this Agreement he has not relied on any other representation, statement, agreement or promise by the Employer regarding this Agreement other than those expressly contained herein.  Further, the parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded the opportunity to utilize representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable.

SECTION FOURTEEN:  Severability.

Should any provision of this Agreement be declared or be determined by any court or competent jurisdiction or arbitrator to be illegal or invalid and incapable of modification, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

SECTION FIFTEEN:  Equity.

Any stock options previously granted to Executive shall be governed solely by the applicable plan and any applicable option agreement.

SECTION SIXTEEN:  Return of Company Property.

Executive further represents and warrants that Executive has transferred, or will transfer within three (3)  days of the Termination Date, to BTI all property and information of the Employer or the Employer’s clients which came into Executive’s possession or were developed by Executive in the course of Executive’s employment with the Employer, including, but not limited to, project files, keys, reports, customer lists, credit cards, computers, facsimile machines, furniture, storage media, Blackberry or similar device, pagers, and printers.  Executive further represents and warrants that he has retained no copies of any such materials or other items; and further, if Executive should discover that any such materials or other items, or copies thereof, are in Executive’s possession or control, Executive will promptly return them to BTI without disclosure to others.  If Executive fails to return the items detailed in this Section before execution of this Agreement, or if the items returned are discovered to be damaged, incomplete, or otherwise not in the same condition as when provided to Executive, BTI shall have no obligation to pay or provide to Executive the consideration detailed in Section TWO.  Also, all Employer-sponsored credit cards must have a zero balance prior to the payment of any consideration pursuant to this Agreement.

SECTION SEVENTEEN:  Employer Investigations.

Executive agrees to make himself available to and cooperate with the Employer in any internal investigation or administrative, regulatory, or judicial proceeding.  Executive understands and agrees that Executive’s cooperation would include, but not be limited to, making himself available to the Employer upon reasonable notice for interviews and factual investigations; appearing at the Employer’s request to give testimony without requiring service of a subpoena or other legal process; and volunteering to the Employer pertinent information and turning over all relevant documents which are or may come into Executive’s possession.  Executive understands that if the Employer asks for Executive’s cooperation in accordance with this provision, the Employer will reimburse Executive solely for reasonable expenses upon Executive’s submission of appropriate documentation.

SECTION EIGHTEEN: Governing Law.

This Agreement is made and entered into under the laws of the State of Delaware and in all respects the rights and obligations of the parties will be interpreted, enforced and governed in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

SECTION NINETEEN:  Exclusive Venue.

Any and all lawsuits, legal actions or proceedings against either party arising out of this Agreement, the Employment Agreement or the employment relationship between the Executive and the Employer will be brought in Hillsborough County, New Hampshire or federal court of competent jurisdiction sitting nearest to Hillsborough County, New Hampshire and each party herby submits and accepts the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding.  Each party hereby irrevocably waives any objection it may now have or hereinafter have to this choice of venue or any suit, legal action or proceedings in any such court and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum.

SECTION TWENTY:  Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

SECTION TWENTY-ONE:   Effective Date.

The Agreement shall become effective as of the date both BTI and the Executive sign the Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

Accepted:

Boston Therapeutics Inc.

By: Anthony Squeglia, CFO

Kenneth A. Tassey, Jr.